EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Staktek Holdings, Inc. 2006 Equity-Based Compensation Plan of our report dated February 15, 2006, with respect to the consolidated financial statements of Staktek Holdings, Inc. in the Annual Report (Form 10-K) for the year ended December 31, 2005.

Austin, Texas	/s/ Ernst & Young LLP
April 21, 2006